Exhibit 5.1

June 23, 2023

Norton Rose Fulbright 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201-2784 United States
Sonida Senior Living, Inc. 14755 Preston Road, Suite 810 Dallas, Texas 75254	Tel +1 214 855 8000 Fax +1 214 855 8200 nortonrosefulbright.com

Ladies and Gentlemen:

We have acted as counsel for Sonida Senior Living, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering the registration of 500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may hereafter be issued pursuant to the 2019 Omnibus Stock and Incentive Plan for the Company, as amended (the “Plan”).

In connection with the opinion expressed herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of our opinion, including: (i) the Company’s Amended and Restated Certificate of Incorporation and all amendments thereto; (ii) the Company’s Second Amended and Restated Bylaws, as amended; (iii) the Plan; (iv) the Registration Statement; (v) the applicable minutes of meetings or consents in lieu of meetings of the Company’s board of directors (the “Board”) and stockholders; (vi) the report and oath of the Inspector of Election for the Special Meeting of the Company’s stockholders held on June 15, 2023; and (vii) certificates of officers of the Company with respect to certain facts material to the opinion contained herein.

For the purposes of expressing the opinion hereinafter set forth, we have assumed: (i) the genuineness of all signatures and documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the originals of all documents submitted to us as copies, (iv) the correctness and accuracy of all facts set forth in the documents referred to in this opinion letter; and (v) compliance in the future with the terms of the Plan by the Company and its employees, officers, the Board and any committees appointed to administer the Plan.

Based on the foregoing and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that upon the issuance of Shares in accordance with the terms and conditions of the Plan, including receipt prior to issuance by the Company of the full consideration for the Shares (which consideration shall be at least equal to the par value thereof), the Shares will be validly issued, fully paid and nonassessable.

Our opinion herein is limited in all respects to the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America, and we do not express any opinion as to the applicability of or the effect thereon of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom.

Norton Rose Fulbright US LLP is a limited liability partnership registered under the laws of Texas.	71891526.3

Norton Rose Fulbright US LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP and Norton Rose Fulbright South Africa Inc are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are available at nortonrosefulbright.com.

Sonida Senior Living, Inc. June 23, 2023 Page 2

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

NORTON ROSE FULBRIGHT US LLP